WORLDWIDE E COMMERCE
                              3168 BEL AIR DRIVE
                           LAS VEGAS, NEVADA 89109



                                June 26, 2000


Securities and Exchange Commission
Attn: H. Roger Schwall
450 Fifth Street, N.W.
Washington, D.C. 20549-0405

     RE:      Worldwide E Commerce, Inc.
              Amendment No. 1 to Registration Form 10-SB
              Commission File No. 0-27939

Dear Mr. Schwall:

    Based on a conversation between your office and our counsel, David M. Rees, we hereby withdraw our Registration Statement on Form 10-SB filed on April 28, 2000. We anticipate re-filing in the near future wherein we will address your comments and concerns. Please direct any questions or comments to David M. Rees at (801)484-5386.


                                 Very truly yours,



                                 WORLDWIDE E COMMERCE, INC.

                                 By: /s/ Theolene D. Moon
                                    -------------------------------
                                         Theolene D. Moon
                                         President

cc: David M. Rees, Esq.